Exhibit N
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-146945 on Form N-2/A of our report dated December 14, 2007, relating to the financial statements and financial highlights of Calamos Convertible Opportunities and Income Fund, appearing in the Annual Report on Form N-CSR for the year ended October 31, 2007, and to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
DELOITTE & TOUCHE LLP
Chicago, Illinois
March 7, 2008